Exhibit 2.83

Filed in the Office of	Business Number C2197-1990
FVAguilar	Filing Number 20233080217
Secretary of State State Of Nevada	Filed On 4/3/2023 11:50:00 AM
	Number of Pages 5

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☐ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: E MED FUTURE, INC. Entity or Nevada Business Identification Number (NVID): NV19901015007
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 05/31/2022 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: SERIES B PREFERRED
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Please see attached: CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 03/30/2023

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 12/12/2022

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CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION of

EMED FUTURE, INC.

The undersigned, Gary Kompothecras, President of E Med Future, Inc., a Nevada corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is E MED FUTURE, INC.

2. The Certificate of Incorporation of the Corporation is hereby amended to effect the following amendments authorized by the Revised Statutes of the State of Nevada:

To amend Paragraph “FOURTH” to create a new series of convertible preferred stock entitled “Series B Convertible Preferred Stock,” with Four Million Five Hundred Thousand (4,500,000) shares authorized and the following rights: (i) dividend rights equal to the dividend rights of the Corporation’s common stock; (ii) each share of Series B Convertible Preferred Stock will be convertible into Ten (10) shares of the Corporation’s common stock; (iii) each share of Series B Convertible Preferred stock will have Ten (10) votes on all matters validly brought to the Corporation’s common stockholders; and (iii) upon written notice to the Corporation, the Corporation shall effect conversions from Series B Convertible Preferred Stock to Common Stock.

3. The following shall be added to amend the “FOURTH” Paragraph of the Certificate of Incorporation of the Corporation relating to the Corporation’s authorized stock:

SERIES B PREFERRED

Pursuant to the following Preferred Designation, the Board of Directors of the Corporation has approved the following Preferred Stock Designation for a series of preferred stock consisting of 4,500,000 shares and designated it as the Series B Convertible Preferred Stock, with the following rights, preferences, privileges, restrictions:

4.            Definitions. For purposes of this Certificate of Designation for the Series B Convertible Preferred Stock, the following definitions shall apply:

4.1          “Board” shall mean the Board of Directors of the Corporation.

4.2          “Corporation” shall mean E Med Future, Inc., a Nevada corporation.

4.3          “Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Corporation.

4.4          “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

4.5          “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation’s stock).

4.6          “Original Issue Date” shall mean the date on which the first share of Series B Preferred Stock is issued by the Corporation.

4.7          “Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

4.8          “Subsidiary” shall mean any corporation or limited liability Corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

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5.            Dividend Rights.

5.1          Cash Dividends. In each calendar year, the holders of the then outstanding Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series B Preferred Stock simultaneously. Dividends on the Series B Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series B Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series B Preferred Stock, except for such rights or interest that may arise as a result of the Company paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 5.

5.2          No Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series B Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series B Preferred Stock at the time of such dividend in accordance with Section 5 hereof.

5.3          Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 5 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

6.            Conversion Rights.

(a)          Conversion of Preferred Stock. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time or from time to time after one (1) year from the issuance of such share, into Ten (10) shares of Common Stock of the Company.

(b)          Procedures for Exercise of Conversion Rights. The holders of any shares of Series B Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Series B Preferred Stock, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Company (if required by the Company), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly· as practicable after the Conversion Date, but not later than five (5) business days thereafter, the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The holder shall be deemed to have become a shareholder of record on the Conversion Date.

(c)           No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock. The number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock. Any fractional shares of Common Stock which would otherwise be issuable upon conversion of the shares of Series B Preferred Stock will be rounded up to the next whole share.

(d)          Payment of Taxes for Conversions. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series B Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company ·the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

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(e)           Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(f)           Status of Converted Preferred Stock. In case any shares of Series B Preferred Stock shall be converted pursuant to this Section 6, the shares so converted shall be canceled and shall not be issuable by the Company.

7.            Adjustment of Conversion Price.

(a)           General Provisions. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision,· split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Company as an entirety to any other person, the shares of Series B Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series B Preferred Stock into Common Stock. The provisions of this Section 7(a) shall similarly apply to successive reorganizations, reclassifications; consolidations, mergers, sales or other dispositions. The provisions of this Section 7 shall not affect the conversion of the Class B Preferred Stock in the event of a forward or reverse stock split.

(b)          No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment. This provision shall not restrict the Company from amending its Articles of Incorporation in accordance with the Revised Statutes of the state of Nevada and the terms hereof.

8.            Call Provisions. The Series B Preferred Stock shall not be callable by the Company.

9.            Redemption. The Series B Preferred Stock shall not be redeemable by the Company.

10.          Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company.

11.         Voting Provisions. Each outstanding share of Series B Preferred Stock shall be entitled to Ten (10) votes per share on all matters to which the shareholders of the Company are entitled or required to vote.

This amendment was authorized by the vote of the Board of Directors followed by a written consent of a majority of all outstanding shares of the Corporation’s capital stock entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate as of the 31st day of May, 2022, and I affirm the statements contained herein as true under penalties of perjury.

/s/ Gary Kompothecras
Gary Kompothecras

President

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